Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements; (Form S-8 No. 33-96192), (Form S-3 No. 333-28209), (Form S-8 No. 333-85245), (Form S-8 333-44984), (Form S-3 No. 333-66628), (Form S-8 No. 333-75824) ,of our report dated February 28, 2005 except for Notes 11 and 15 for which the date is March 15, 2005 with respect to the consolidated financial statements and schedule of Ezenia! Inc. appearing in this Annual Report on Form 10-K of Ezenia!for the year ended December 31, 2004.

/s/ BROWN & BROWN, LLP
Boston, Massachusetts
March 31, 2005